AMENDED AND RESTATED

                       CERTIFICATE OF INCORPORATION

                                    OF

                          VENTURE PACKAGING, INC.
                         (A DELAWARE CORPORATION)



        Pursuant to Section 103, Section 242 and Section 245 of the General Corporation Law of the State of Delaware


          Venture Packaging, Inc., a Delaware corporation (the
"Corporation"), does hereby certify that:

          FIRST:  The present name of the Corporation is "Venture
Packaging, Inc." which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 3, 1995.

          SECOND: This Amended and Restated Certificate of Incorporation (the "Certificate") amends and restates in its entirety the present Certificate of Incorporation of the Corporation. This Certificate has been duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware and by the Stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with the provisions of Sections 228(a), 242 and 245 of the General Corporation Law of the State of Delaware.

          THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

          FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth below:

                                 ARTICLE I

          The name of the corporation (hereinafter, the "CORPORATION") is Venture Packaging, Inc.

                                ARTICLE II

          The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

                             ARTICLE III HREE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW").

                                ARTICLE IV

          The total number of shares of all classes of stock which the Corporation has authority to issue is 1000 shares, all of which are shares of Common Stock, par value $.01 per share.

                                 ARTICLE V

          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                ARTICLE VI

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                ARTICLE VII

          The number of directors of the Corporation shall be as set forth in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

                               ARTICLE VIII

          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

                                ARTICLE IX

          The Corporation is to have perpetual existence.

                                 ARTICLE X

          Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the Corporation.

                                ARTICLE XI

          The Corporation elects not to be governed by Section 203 of the General Corporation Law.

                                ARTICLE XII

          The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

                                  * * * *



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
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer this ____ day of August, 1997 and hereby affirms that the facts stated herein are true.

                              VENTURE PACKAGING, INC.



                              __________________________________________
                              Name:  James M. Kratochvil
                              Title: Vice President and Chief inancial
                              Officer




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